Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contacts:

Kelly Barry (617) 995-9033 (media)

Daniella Beckman (617) 224-4471 (investors)

Idenix Pharmaceuticals Prices Public Offering of Common Stock

CAMBRIDGE, Mass., August 2, 2012—Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced the pricing of an underwritten registered public offering of 22,000,000 shares of its common stock at a public offering price of $8.00 per share. All of the shares are being sold by Idenix. The offering is expected to close on August 7, 2012, subject to customary closing conditions.

J.P. Morgan Securities LLC is acting as sole book-running manager, Leerink Swann LLC is acting as lead manager and BofA Merrill Lynch and William Blair & Company, L.L.C. are acting as co-managers for the offering. Idenix intends to grant the underwriters a 30-day option to purchase up to 3,300,000 additional shares of common stock to cover over-allotments, if any.

Idenix intends to use the net proceeds from this offering for general corporate purposes, which may include: research and development expenditures relating to combination phase IIb clinical trials of IDX184 with IDX719; proof-of-concept and phase IIa clinical trials with IDX19368 in combination with ribavirin; proof-of-concept clinical trials of one or more nucleoside/nucleotide drug candidates; working capital; capital expenditures; and potential acquisitions of new businesses, technologies or products that Idenix believes complements or expands its business.

The shares will be issued pursuant to an automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering has been filed with the Securities and Exchange Commission. A final prospectus supplement related to the offering will be filed with the Securities and Exchange Commission.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Idenix, nor shall there be any offer or sale of securities in any state or jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the final prospectus supplement, when available, and accompanying prospectus may be obtained from J.P. Morgan Securities LLC via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling toll-free (866) 803-9204.

MTS Securities, LLC provided financial advisory services to Idenix.

About Idenix

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of infections caused by the hepatitis C virus.